PROSPECTUS SUPPLEMENT NO. 3 Dated July 10, 2026 (To Prospectus Dated May 18, 2026)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-294941

AMASS BRANDS INC

Up to 14,293,298 Shares of Common Stock

This prospectus supplement (the “Sticker Supplement”) modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, our Prospectus filed with the SEC dated May 18, 2026, as supplemented by Prospectus Supplement No. 1, dated May 29, 2026 and Prospectus Supplement No. 2, dated June 12, 2026 (the “Prospectus”), related to the registration of the resale of up to 14,293,298 shares of our common stock, par value $0.00001 per share (“Common Stock”), by our stockholders identified in the Prospectus (the “Registered Stockholders”) in connection with our direct listing on the Global Market tier of the Nasdaq Stock Market LLC (the “Nasdaq Global Market”).

This Sticker Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus.

Our shares of Common Stock are listed on the Nasdaq Global Market under the symbol “AMSS.”

The information contained in this Sticker Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Sticker Supplement. We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus, and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of the Prospectus and in documents incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Sticker Supplement, or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in or incorporated by reference into this Sticker Supplement and the Prospectus. This Sticker Supplement and the Prospectus and documents incorporated therein by reference contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus and in documents incorporated by reference into the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Sticker Supplement and the Prospectus.

WARRANT AMENDMENT

This Sticker Supplement is being filed to disclose an amendment to the warrant to purchase shares of our Common Stock, as amended on May 29, 2026 and June 12, 2026 (the “Warrant”) held by Streeterville Capital, LLC (the “Investor”) issued in connection with that certain Securities Purchase Agreement, dated March 17, 2026, by and between AMASS Brands Inc (the “Company”) and the Investor, as amended by that certain Global Amendment dated April 7, 2026. On July 10, 2026, we entered into Amendment No. 3 to the Warrant to Purchase Shares of Common Stock (the “Warrant Amendment”) with the Investor to modify the exercise price of the Warrant to provide for a reduced exercise price of $1.50 per share for any exercise occurring during the thirty (30) day period commencing on the effective date of the Warrant Amendment (the “Reduced Exercise Price Period”). Following the expiration or earlier termination of the Reduced Exercise Price Period, the exercise price will be $16.00 per share. The Company may terminate the Reduced Exercise Price Period at any time upon two (2) trading days’ prior written notice. All other terms and conditions of the Warrant remain unchanged and in full force and effect.

The date of this Sticker Supplement to Prospectus is July 10, 2026.